UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):     December 12, 2008

CPI CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-10204	43-1256674
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1706 Washington Ave., St. Louis, Missouri	63103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 231-1575

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On December 12, 2008, CPI Corp. (the “Company”) entered into the second amendment (the “Amendment”) to that certain Second Amended and Restated Credit Agreement (the “Credit Agreement”), among the Company, the financial institutions that are or may from time to time become parties thereto (the “Lenders”) and LaSalle Bank National Association, as administrative agent and arranger for the lenders. A copy of the Amendment is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The following summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which you are encouraged to read.

The Amendment was sought in connection with the Company’s obligation to obtain the Lender’s consent prior to entering into any new license agreement (a “Renewal Agreement”) with Sears, Roebuck and Co. (“Sears”). However, there can be no assurance that the Company and Sears will sign a Renewal Agreement. Under the Amendment, the Lenders consent to the Company’s entering into a Renewal Agreement and also granting in favor of Sears a right to purchase certain equipment used by the Company in the operation of the Sears portrait studios (the “Licensee Equipment”) upon certain termination events. The Amendment also adds a covenant that the Company will not amend any of the termination provisions of the Renewal Agreement. The Amendment also makes it an event of default under the Credit Agreement if Sears exercises its right to purchase the Licensee Equipment under a Renewal Agreement.

Item 9.01.	Financial Statements and Exhibits
(c)	Exhibits
10.1

Second amendment to that certain Second Amended and Restated Credit Agreement, among the Company, the financial institutions that are or may from time to time become parties thereto and LaSalle Bank National Association, as administrative agent and arranger for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CPI CORP.

By:	/s/ Jane E. Nelson
Jane E. Nelson

Secretary and General Counsel

Dated: December 18, 2008